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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Markel Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of Annual Meeting of Shareholders

To the Shareholders of Markel Corporation:

Notice is hereby given that the 2010 Annual Meeting of Shareholders of Markel Corporation (the “Company”) will be held at The Jefferson Hotel, Franklin & Adams Streets, Richmond, Virginia, on Monday, May 10, 2010, starting at 4:30 p.m.

The purposes for which the meeting is being held are:

1. To elect a Board of Directors consisting of ten persons to serve until the next annual meeting of shareholders;

2. To ratify the selection of KPMG LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the year ending December 31, 2010;

3. To approve performance criteria under the Company’s Executive Bonus Plan; and

4. To transact such other business as may properly come before the meeting.

This year, we are taking advantage of the Securities and Exchange Commission rule allowing shareholders to receive proxy materials over the Internet. We have mailed to most beneficial owners of our shares a notice of availability of proxy materials. Registered owners of our shares, owners of our shares through Company benefit plans and other shareholders who have requested paper copies of materials are receiving a copy of proxy materials by mail. In any case, it is important that your shares be represented and voted. Whether or not you expect to attend the meeting in person, you are requested to promptly vote and submit your proxy by phone, via the Internet, or, if you have received a printed copy of these proxy materials by mail, by signing, dating, and returning your proxy card in the envelope provided, on which no postage is needed if mailed in the United States.

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2009 is being mailed with this Notice and the Proxy Statement to shareholders receiving paper copies.

You are cordially invited to attend the meeting. Directions to attend the meeting may be obtained by writing Bruce Kay, Vice President of Investor Relations, at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060, or by calling (800) 446-6671.

By Order of the Board of Directors

D. Michael Jones

Secretary

March 19, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2010

The Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders and the Company’s Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are available at www.markelcorp.com/proxymaterials.

4521 Highwoods Parkway

Glen Allen, Virginia 23060

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 10, 2010

The accompanying proxy is solicited by the Board of Directors of Markel Corporation for use at the Annual Meeting of Shareholders of the Company to be held May 10, 2010, or any adjournments of the meeting, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. A Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”), containing instructions on how to access this Proxy Statement and our Annual Report online, was mailed to some of the Company’s shareholders on or about March 19, 2010. On that date, we also began mailing a full set of proxy materials to other shareholders, including those shareholders who had requested paper copies of our proxy materials.

If you received the E-Proxy Notice by mail, you will not automatically receive a printed copy of the proxy materials or the Annual Report to Shareholders. Instead, the E-Proxy Notice instructs you how you may access and review all of the important information contained in the proxy materials, including the Company’s Annual Report to Shareholders. The E-Proxy Notice also instructs you how you may submit your proxy. If you would like to receive a printed copy of our proxy materials, including our Annual Report to Shareholders, you should follow the instructions for requesting such materials included in the E-Proxy Notice.

Record Date

The Board of Directors has fixed the close of business on March 2, 2010, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments. Each holder of record of the Company’s Common Stock, no par value (the “Common Stock”), on the record date will be entitled to one vote for each share registered in his or her name with respect to each matter properly brought before the meeting. As of the close of business on the record date, 9,806,051 shares of Common Stock were outstanding and entitled to vote at the meeting. A majority of the outstanding shares on the record date constitutes a quorum for the meeting. Abstentions and broker non-votes are counted in determining a quorum.

Solicitation

If sufficient proxies are not returned in response to this solicitation, supplementary solicitations may also be made by mail, telephone, electronic communication or personal interview by directors, officers and employees of the Company, none of whom will receive additional compensation for these services. The Company may retain an outside proxy solicitation firm to assist in the solicitation of proxies, but at this time does not have plans to do so. Costs of solicitation of proxies will be borne by the Company, which will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of shares held by them.

Proxies

The shares represented by all properly executed proxies received by the Secretary of the Company will be voted as set forth in the proxy. Any proxy may be revoked at any time before the shares to which it relates are voted, either by written notice (which may be in the form of a substitute proxy bearing a later date delivered to the secretary of the meeting) or by attending the meeting and voting in person.

Votes Required

In the election of directors, the ten nominees receiving the greatest number of votes will be elected even if they do not receive a majority. The ratification of appointment of the Company’s independent registered public accounting firm and the approval of performance criteria under the Executive Bonus Plan require more votes in favor than votes against. Abstentions and broker non-votes will not be counted as a vote in favor or against and therefore will not affect the outcome on any matter.

ELECTION OF DIRECTORS

Nominees

A board of ten directors will be elected at the meeting to serve until the next annual meeting of shareholders and the election and qualification of their successors. The Company’s Board of Directors currently consists of ten directors. All of the directors were elected by the shareholders at the 2009 Annual Meeting, except for Ms. Wilson and Mr. Martin, who were elected by the Board of Directors effective October 1, 2009. All Board members attended the 2009 Annual Meeting (except Ms. Wilson, who was not then a member of the Board), and all are expected to attend the 2010 Annual Meeting, absent unusual circumstances.

Each of the nominees has consented to being named as a nominee in this Proxy Statement, has agreed to serve if elected, and has furnished to the Company the information set forth in the following table.

The Board of Directors recommends a vote FOR the election of the ten nominees named below. It is expected that each of the nominees will be able to serve, but if any nominee is unable to serve for any reason (which is not now anticipated), the Board of Directors will name a substitute nominee, and the proxies will vote for that person.

The Board of Directors believes that each nominee possesses integrity; leadership and policy making experience; the communication and interpersonal skills necessary to function effectively as a member of a decision-making body; and the ability to act in the best interests of the shareholders in order to serve the Company. In addition, the nominees collectively bring to the Board a combination of business and financial expertise, government or community service, and diversity of experience and of background to equip the Board to deal with the range of issues it must address.

Name, Age, Positions with the Company or Principal Occupation For Past Five Years, and Other Information	Director Since
ALAN I. KIRSHNER, 74 Chairman of the Board of Directors and Chief Executive Officer since September 1986. Mr. Kirshner has been with the Company since 1960 and has been its Chairman of the Board and Chief Executive Officer since it became a public company in 1986. Mr. Kirshner, Anthony Markel and Steven Markel have functioned collectively as the senior management team over that period as the Company has grown from approximately $60 million in total assets to over $10 billion.	1978

ANTHONY F. MARKEL, 68 Vice Chairman since May 2008; President and Chief Operating Officer March 1992-April 2008. Director, Hilb, Rogal & Hobbs Company, 1998-2008. Mr. Markel has been employed by the Company since 1964 and has been a member of its senior management team since it went public, with a focus on operations. He has held numerous leadership positions in the insurance industry and has served as a director of another public company involved in the insurance business.	1978

Name, Age, Positions with the Company or Principal Occupation For Past Five Years, and Other Information	Director Since
STEVEN A. MARKEL, 61 Vice Chairman since March 1992. Director, Union First Market Bankshares Corporation; Director, S&K Famous Brands, Inc., 1996-2009. Mr. Markel has been employed by the Company since 1975 and has been a member of its senior management team since it went public, with a focus on finance and investments. He has also served as a director of other public companies.	1978

J. ALFRED BROADDUS, JR., 70

Private Investor; President, Federal Reserve Bank of Richmond, 1993-2004. Director, Albemarle Corporation, Owens & Minor, Inc. and T. Rowe Price Group Inc. Mr. Broaddus has a Ph.D. in economics and was with the Federal Reserve Bank for over 34 years, including over a decade of service as President of the Federal Reserve Bank of Richmond. Since his retirement, he has served as a director of three other public companies. His insights on the economy are useful to the Board in its oversight of the Company’s investment portfolio, and his work at other companies provides additional experience and perspective on corporate governance matters.

2004

DOUGLAS C. EBY, 50

Private Investor; Chairman and Chief Executive Officer, TimePartners LLC, an investment advisory firm, November 2006 - March 2009; President, Torray LLC, an independent money management firm, 1992-October 2007. Director, Realty Finance Corporation (Chairman of the Board) and Level 3 Communications, Inc. Mr. Eby has over 20 years of experience in the securities business, with a focus on investment management and investment advisory services. His experience provides useful perspectives for the Board in its oversight of investment strategy and industry knowledge to assist the Board in comparing the Company’s investment approach and management practices to those of other companies in the financial services industry.

2001

STEWART M. KASEN, 70

Retired; President and Chief Executive Officer, S&K Famous Brands, Inc., a clothing retailer headquartered in Richmond, Virginia, April 2002-May 2007. In February 2009, almost two years after Mr. Kasen’s retirement, S&K Famous Brands, Inc. filed a petition for voluntary relief under Chapter 11 of the U.S. Bankruptcy Code. Director, Lenox Group, Inc., 2000-2009 (Chairman of the Board, 2007-2009); Director, K2, Inc., 1997-2006. Mr. Kasen has over 40 years of experience in retailing, having served as chief executive officer of four retail companies before his retirement in 2007. He has been a member of the Board since the Company initially went public and has participated in the oversight of the growth of the Company’s operations during that period. He has both long experience with the Company and an extensive management and retailing background to assist in overseeing the Company’s operations and strategy.

1987

LEMUEL E. LEWIS, 63

Retired; Executive Vice President and Chief Financial Officer, Landmark Communications, Inc., a privately held media company, January 2000-July 2006. Director, Federal Reserve Bank of Richmond and Dollar Tree Stores, Inc. Mr. Lewis’ business career was primarily spent in the media business, where he had both operational and financial responsibilities and he brings insights from both areas of experience to Board deliberations. He has also served as chairman of the board and a member of the audit committee of the Federal Reserve Bank of Richmond and as a director of another public company.

2007

DARRELL D. MARTIN, 61 Retired; Executive Vice President May 2005-September 2009; Chief Financial Officer 1988-2005; Director, 1991-2004. Mr. Martin is a former partner at KPMG, in addition to his long service as the Company’s Chief Financial Officer and as a Director. He acted in an advisory and consulting role for the Company after he stepped down as Chief Financial Officer, and now serves solely as a Board member. He brings financial and accounting expertise to the Board, in addition to his in-depth knowledge of the Company’s operations.	2009

Name, Age, Positions with the Company or Principal Occupation For Past Five Years, and Other Information	Director Since
JAY M. WEINBERG, 77 Chairman Emeritus, Hirschler Fleischer, a professional corporation, attorneys-at-law; member of firm 1959-2009. Director, First Capital Bank. Before his retirement in December 2009, Mr. Weinberg practiced law for over 50 years and, as president of his law firm for fifteen years, actively supervised the business and financial management of the firm. He has served on the audit committees of other public and private companies. His background as a lawyer, manager and business advisor provides extensive experience from which to draw as a member of the Board.	2003

DEBORA J. WILSON, 52 Retired; President and Chief Executive Officer, The Weather Channel, June 2004-March 2009. Director, InterNAP Network Services Corporation. Ms. Wilson has 30 years of business experience, most recently as chief executive officer of The Weather Channel, which she helped build into the second most widely distributed cable network in the United States. In addition to her management background, she has extensive marketing experience which provides a useful perspective as the Board evaluates the Company’s growth plans and strategies.	2009

Family Relationships

Anthony F. Markel and Steven A. Markel are first cousins.

Section 16(a) Beneficial Ownership Reporting Compliance

Due to inadvertent oversight, (i) the purchase on August 14, 2009 of 300 shares of Common Stock by F. Michael Crowley, an executive officer, was reported late on Form 4 on January 6, 2010 and (ii) the sales on September 25, 2009 and December 22, 2009 of 150 shares and 125 shares, respectively, of Common Stock by Anthony F. Markel, as trustee for the benefit of his brother, were reported late on Form 4 on March 3, 2010.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

KPMG LLP has been selected by the Audit Committee of the Board of Directors as the independent registered public accountants of the Company for the current fiscal year, subject to ratification by the shareholders. Representatives of KPMG LLP are expected to be present at the 2010 Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders. If the shareholders do not ratify the selection of KPMG LLP, the selection of another firm will be considered by the Audit Committee. The Board of Directors recommends a vote FOR ratification of the selection of KPMG LLP as the Company’s independent registered public accountants for the current fiscal year.

Total Payments

Total payments by the Company to KPMG LLP for 2009 and 2008 were $3,153,498 and $3,790,753 respectively. Further details are set forth below.

Audit Fees

The aggregate fees billed to the Company by KPMG LLP for audit services for 2009 and 2008 were $2,993,498 and $3,479,912, respectively.

Audit-Related Fees

The aggregate fees billed to the Company by KPMG LLP for audit-related services for 2009 and 2008 and not otherwise reported in the preceding paragraph, primarily for employee benefit plan and regulatory trust account audits, were $95,881 and $64,100, respectively.

Tax Fees

The aggregate fees billed to the Company by KPMG LLP for tax services for 2009 and 2008 were $28,150 and $135,418, respectively, primarily for tax planning and tax compliance.

All Other Fees

The aggregate fees billed to the Company by KPMG LLP for all other services for 2009 and 2008, primarily for due diligence services and actuarial certifications, were $95,969 and $111,323, respectively.

Pre-approval of Services

The Audit Committee pre-approves all audit services and permitted non-audit services to be performed by KPMG LLP. The Audit Committee has delegated authority for pre-approval between meetings to one or more of its members, provided any decision to grant pre-approval is presented to the full committee at its next scheduled meeting.

APPROVAL OF PERFORMANCE CRITERIA UNDER THE EXECUTIVE BONUS PLAN

At the 2005 Annual Meeting, the shareholders approved the Markel Corporation Executive Bonus Plan (the “Plan”), which gives the Board of Directors the ability to provide annual cash bonus awards to executive officers of the Company.

The sole performance criteria approved for use under the Plan in 2005 was growth in book value. Section 162(m) of the Internal Revenue Code (the “Code”) requires shareholder approval of the performance criteria under the Plan every five years in order for the performance-based compensation under the awards to be deductible by the Company.

The principal features of the Plan are summarized below.

Administration and Eligibility

The Plan is administered by the Compensation Committee (or a sub-committee thereof) of the Board of Directors. The Committee has the power and complete discretion to select eligible employees to receive awards and to determine the type of award and its terms and conditions. All present and future executive officers of the Company whom the Committee determines to have contributed or who can be expected to contribute significantly to the Company are eligible to receive awards under the Plan. The Company currently has nine executive officers eligible for awards under the Plan. The Committee retains discretion to make bonus payments outside of the Plan, but such payments have been unusual.

Bonus Awards

Bonus awards are subject to the achievement of pre-established performance goals and will be administered to comply with the requirements of Section 162(m). Performance goals in past years have related to growth in book value. The Committee sets target and maximum amounts payable under each performance award. Book value for purposes of a bonus award is increased or decreased by the Committee to reflect transactions not in the ordinary course which may affect book value, including but not limited to, share issuances or conversions, share repurchases, dividends, distributions or other transactions affecting book value.

In addition to growth in book value, performance criteria under the Plan in 2010 and future years may consist of one or more of the following as determined by the Committee: underwriting loss ratio; underwriting combined ratio; expense ratio; and revenue growth.

Executive officers receive the appropriate payments at the end of the performance period if the performance goals (and other terms and conditions of the award) are met. Bonus awards are payable in cash. The aggregate maximum cash amount payable under the Plan to any employee in any year cannot exceed the lesser of 250% of base salary or $2,500,000. Any performance award must be made before the 90th day of the period for which the performance award relates and before the completion of 25% of such period.

The Committee will make all determinations regarding the achievement of performance goals. The Committee may not increase the amount payable upon achievement of the performance goals but may reduce or eliminate such payments.

Modification of Plan and Awards

The Company’s Board of Directors can amend or terminate the Plan at any time, except that only shareholders can approve amendments that would (i) materially change or impact which employees are eligible to participate in the Plan; or (ii) materially change the benefits that eligible employees may receive under the Plan. However, the Company’s Board of Directors can amend the Plan as necessary and without shareholder approval to ensure that the Plan continues to comply with Section 162(m) of the Code.

New Plan Benefits

Benefits under the Plan for 2010 are not determinable at this time. For 2009, the named executive officers received awards under the Plan as shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation,” and all executive officers as a group received awards of $1,962,761. Non-management directors are not eligible to participate in the Plan.

Recommendation

The Board of Directors recommends a vote FOR this proposal.

PRINCIPAL SHAREHOLDERS

The following table and footnotes set forth information with respect to beneficial ownership of equity securities of the Company as of February 22, 2010, except as otherwise noted, by (i) each director; (ii) each executive officer named in the Summary Compensation Table; (iii) each person known to the Company to be the beneficial owner of more than 5% of its outstanding Common Stock; and (iv) all directors and executive officers of the Company as a group (16 persons). For purposes of this table, “beneficial ownership” includes, as required by applicable regulations, shares over which a person has, or shares, voting or investment power. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that person.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

Name	Direct Ownership[a]		Other Ownership		Total Beneficial Ownership	Percent
Alan I. Kirshner	24,962		255	[b]	25,217	*
Anthony F. Markel	104,865		60,673	[c]	165,538	1.69%
Steven A. Markel	226,274		146,434	[d]	372,708	3.80%
Gerard Albanese	5,850	[e]	—		5,850	*
F. Michael Crowley	1,192	[f]	—		1,192	*
Thomas S. Gayner	24,123	[g]	2,447	[h]	26,570	*
Richard R. Whitt, III	4,616	[i]	—		4,616	*
J. Alfred Broaddus, Jr.	941	[j]	—		941	*
Douglas C. Eby	200	[k]	—		200	*
Stewart M. Kasen	2,500	[k]	3,028	[b]	5,528	*
Lemuel E. Lewis	2,176	[k]	—		2,176	*
Darrell D. Martin	19,417	[l]	3,500	[b]	22,917	*
Jay M. Weinberg	2,922	[k]	—		2,922	*
Debora J. Wilson	188	[l]	—		188	*
All directors and executive officers as a group	436,532	[m]	217,283	[n]	653,815	6.67%
Southeastern Asset Management, Inc., 6410 Poplar Ave., Suite 900, Memphis, TN 38119	—		665,831	[o]	665,831	6.79%

*	Less than 1% of class.
[a]

Includes the following shares subject to pledges: (i) 12,690 shares pledged by Mr. Kirshner as collateral for loans; (ii) 104,175 shares pledged by Anthony F. Markel as collateral for loans; (iii) 95,500 shares pledged by Steven A. Markel as collateral for loans; (iv) 555 shares held by Mr. Whitt in a brokerage margin account with respect to which there are currently no outstanding loans, and 1,095 shares pledged by Mr. Whitt as collateral for loans; and (v) 5,907 shares pledged as collateral for loans by an executive officer not named in the table.

[b]	Owned by spouse as to which beneficial ownership is disclaimed.
[c]

Includes 33,181 shares held in Grantor Retained Annuity Trusts for which Anthony F. Markel is trustee and partial beneficiary; 2,443 shares held in trusts for his children for which Mr. Markel is trustee and partial beneficiary; and 6,220 shares held as trustee for the benefit of Mr. Markel and his children. Mr. Markel disclaims beneficial ownership of these shares except with respect to his interests in the trusts. Includes 8,177 shares held as trustee for the benefit of Mr. Markel’s children; 4,552 shares held as trustee in a charitable lead unitrust for the partial benefit of his children; and 6,100 shares held as trustee for the benefit of his brother, as to all of which he disclaims beneficial ownership.

[d]

Includes 15,038 shares held in Grantor Retained Annuity Trusts for which Steven A. Markel is trustee and partial beneficiary. Includes 4,375 shares held as trustee and partial beneficiary of a testamentary trust, as to which he disclaims beneficial ownership except with respect to his interest in the trust. Includes 81,726 shares held as co-trustee for the benefit of the Lewis C. Markel Residuary Trust, 21,450 shares held as co-trustee for the benefit of Mr. Kirshner’s children, and 23,845 shares held as co-trustee for the benefit of Anthony F. Markel’s children, as to all of which shares Mr. Markel disclaims beneficial ownership.

[e]	Excludes 1,149 Restricted Stock Units subject to vesting requirements.
[f]	Excludes 1,174 Restricted Stock Units subject to vesting requirements.
[g]	Excludes 3,573 Restricted Stock Units subject to vesting requirements and 2,291 Restricted Stock Units which have vested, but with respect to which receipt of shares has been deferred.
[h]	Includes 447 shares held as trustee for the benefit of, and 2,000 shares held by, Mr. Gayner’s wife as to all of which shares Mr. Gayner disclaims beneficial ownership.
[i]	Excludes 2,933 Restricted Stock Units subject to vesting requirements.
[j]	Includes 150 shares of Restricted Stock which are scheduled to vest in May 2010.
[k]	Includes 200 shares of Restricted Stock which are scheduled to vest in May 2010.
[l]	Includes 125 shares of Restricted Stock which are scheduled to vest in May 2010.
[m]	With respect to executive officers not named in the table, excludes 1,978 Restricted Stock Units subject to vesting requirements.
[n]	With respect to executive officers not named in the table, includes 946 shares owned by an officer’s spouse, as to which beneficial ownership is disclaimed.
[o]

Based on a Schedule 13G dated February 12, 2010. Of the total shares, Southeastern Asset Management, Inc. reports that it has sole voting power with respect to 290,898 shares, shared voting power with respect to 288,000 shares, sole dispositive power with respect to 377,831 shares and shared dispositive power with respect to 288,000 shares.

CORPORATE GOVERNANCE

Committees of the Board of Directors; Director Independence

The Board of Directors has adopted Corporate Governance Guidelines and written charters for the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. Current copies of the Guidelines and the written charters for each of these committees are available to security holders on the Company’s website, www.markelcorp.com.

The Board of Directors held four meetings in 2009. Each director attended at least 75% of the meetings of the Board and all committees on which he or she served during 2009.

The following table reflects the current membership and the chair of the Audit, Compensation and Nominating/Corporate Governance Committees.

	Audit	Compensation	Nominating/Corporate Governance
J. Alfred Broaddus, Jr.	Member	Member	Member
Douglas C. Eby		Chair	Member
Stewart M. Kasen	Chair		Member
Lemuel E. Lewis	Member		Member
Jay M. Weinberg	Member	Member	Chair

The Board has determined that Messrs. Broaddus, Eby, Kasen, Lewis, and Weinberg and Ms. Wilson are each “independent” of management under applicable New York Stock Exchange (“NYSE”) rules and categorical standards for determining independence adopted by the Nominating/Corporate Governance Committee. The Board has also determined that each member of the Audit, Compensation and Nominating/Corporate Governance Committees meets applicable NYSE independence standards for service on those committees.

Under the categorical standards adopted by the Nominating/Corporate Governance Committee, a director is considered independent without further Board determination if the director meets NYSE standards, unless:

•

The director or a member of his or her immediate family is or has been an employee of the Company within the past three years. Employment as an interim Chairman or Chief Executive Officer does not disqualify a director from being independent following that employment.

•

The director or a member of his or her immediate family has received, in any 12 month period within the past three years, more than $120,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation.

•

The director is a current partner or employee of a firm that is the company’s internal or external auditor; the director has an immediate family member who is a current partner of such a firm; the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time.

•

The director or a member of his or her immediate family is, or within the past three years has been, employed as an executive officer of another company where any of the Company’s present executive officers serve or served at the same time on that company’s compensation committee.

•

The director is an employee, or a member of his or her immediate family is an executive officer, of a company that made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

•

The director is a director or trustee, or the director or a member of his or her immediate family is an executive officer, of a tax exempt organization which in any single fiscal year receives contributions from the Company in an amount greater than $1,000,000.

•	The director or a member of his or her immediate family receives discounted goods or services from the Company if the value of such discount exceeds $10,000 in any single fiscal year.

For these purposes, “immediate family” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the person’s home.

Board Leadership Structure and Risk Oversight

Mr. Kirshner serves as Chairman of the Board and Chief Executive Officer of the Company, and has held both positions since the Company became a public company in 1986. The Board believes that this leadership structure has served, and continues to serve, the Company well, particularly given the emphasis that Mr. Kirshner has placed on open communication between management and the Board and the open access that independent directors have to other members of management. Over the longer term, the Board has no policy with respect to the separation of the offices of Chairman and Chief Executive Office, believing that this issue will be part of the succession planning process in the future.

The Audit Committee and the Board are principally responsible for monitoring the Company’s risk management. Management regularly reports to the Audit Committee and the Board on litigation risks, underwriting risks, operating risks, reserving issues, investment risks, reinsurance and catastrophe risk management. Management has also established an enterprise risk management committee which reports on its activities to the Audit Committee or the Board at least annually. In addition, during 2009, management prepared an analysis of the Company’s compensation policies and procedures for the Compensation Committee to assist in determining whether risks and rewards were properly balanced under the Company’s compensation programs. The Board believes it would follow substantially similar procedures in administering its risk oversight function regardless of its leadership structure.

Executive Sessions

The non-management directors meet in executive session without management at each scheduled Board meeting and at such other times as the non-management directors deem appropriate. The Board has no policy with respect to the appointment of a non-management director to serve as a lead director or other matters related to meetings of non-management directors and believes that such matters are to be decided by non-management directors as they deem appropriate. Currently, at each meeting of non-management directors, one of the non-management directors serves as the “chair” or “presiding” director for that meeting. This role is rotated among non-management directors in alphabetical order.

Communications with Directors

Any security holder or other interested party wishing to communicate with the Board of Directors as a whole, the non-management directors or an individual director should write to “Board of Directors,” “Non-Management Directors” or the individual director in care of the Company Secretary at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060. Communications from security holders or other interested parties addressed in this fashion will be sent directly to the Board of Directors, the non-management directors or the individual director, as applicable.

Compensation of Non-employee Directors

The following table sets forth compensation for the Company’s current non-employee directors for 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
J. Alfred Broaddus, Jr.	$30,000	$42,450	$4,950	$77,400
Douglas C. Eby	$30,000	$56,600	$5,000	$91,600
Stewart M. Kasen	$30,000	$56,600	$1,920	$88,520
Lemuel E. Lewis	$30,000	$56,600	$8,518	$95,118
Darrell D. Martin	$18,750	$40,998	$4,850	$64,598
Jay M. Weinberg	$30,000	$56,600	$3,518	$90,118
Debora J. Wilson	$18,750	$40,998	$1,932	$61,680

Each non-employee director is paid an annual fee of $30,000 and reimbursement of expenses incurred in connection with attending meetings. Fees were paid to Mr. Martin and Ms. Wilson on a pro rata basis following their election effective October 1, 2009.

Directors generally receive a grant of 200 shares of restricted stock annually. Mr. Broaddus (150 shares), Mr. Martin (125 shares) and Ms. Wilson (125 shares) received pro-rated grants in 2009, due to an overlapping prior grant in the case of Mr. Broaddus and their having joined the Board mid-year in the case of Mr. Martin and Ms. Wilson.

The Company matches up to $5,000 per year in charitable contributions made by each non-employee director. All Other Compensation includes the following amounts representing matching gifts: Mr. Broaddus ($4,950); Mr. Eby ($5,000); Mr. Kasen ($1,920); Mr. Lewis ($5,000); and Mr. Martin ($4,850).

Non-employee directors are also eligible to participate, up to the total amount of fees received by the director, in the Employee Stock Purchase and Bonus Plan (the “Stock Purchase Plan”). Participating directors receive Stock Bonus Awards in accordance with the terms of that plan equal to 10% of the net increase in shares purchased under the plan in a calendar year. Each of the following directors received bonus shares under the Stock Purchase Plan for 2009 with the purchase price for the bonus shares as indicated: Mr. Lewis ($3,518); and Mr. Weinberg ($3,518); and Ms. Wilson ($1,932).

Audit Committee

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditors’ qualifications and independence; and (iv) the performance of the independent auditors and the performance of the Company’s internal audit function. In addition, the Committee provides an avenue for communication between the internal auditors, the independent auditors, financial management and the Board.

The Board of Directors has determined that all members of the Audit Committee are “audit committee financial experts” as defined by Item 407(d) of Regulation S-K under the Exchange Act. In making this determination, the Board considered, among other things, the experience described under “Election of Directors” above and other relevant experience as summarized below:

Mr. Broaddus-As President of the Federal Reserve Bank of Richmond for eleven years, he had ultimate oversight responsibility for financial and accounting officers preparing financial reports for the bank. A Ph.D. in economics, he spent over 34 years working for the Federal Reserve Bank. He serves on the audit committees of two other publicly traded companies and has supplemented his experience with formal training in accounting issues for corporate directors.

Mr. Kasen-As Chief Executive Officer of several publicly traded companies, he has supervised the chief financial officer and/or other accounting personnel in connection with their preparation of financial statements for the companies. He also has served on the audit committee of other publicly traded companies and has had extensive experience as a private investor in reviewing and analyzing financial statements and periodic reports of numerous public and private businesses.

Mr. Lewis-He has over 30 years of business experience and served for over six years as Chief Financial Officer of Landmark Communications, Inc., a privately held media company, with responsibility for the preparation of the company’s financial statements. In addition, he serves or has served as chairman of the board of directors and of the audit committee of the Federal Reserve Bank of Richmond and as a member of the audit committee of another publicly traded company.

Mr. Weinberg-As President of his law firm (for 15 years), he actively supervised the business and financial management of the firm. He has served on the audit committees of several companies and has over 50 years of experience as a lawyer serving numerous public and private companies. In his law practice and as a private investor, he has had extensive experience in reviewing and analyzing financial statements and periodic reports of numerous public and private businesses.

The Audit Committee held six meetings during 2009.

Compensation Committee

The Compensation Committee is appointed by the Board to review and approve corporate goals relevant to compensation for executive officers; evaluate executive officer performance and, in light of that performance, approve annual and long-term compensation; administer incentive stock plans; and approve or recommend executive incentive compensation plans and equity-based plans in which executive officers and members of the Board participate. The Committee also discusses succession planning with the Chief Executive Officer and other executive officers and periodically reports its views to the full Board.

The Compensation Committee has full authority over compensation of the executive officers of the Company and makes recommendations to the Board concerning the equity component of the Board’s compensation. The Committee’s authority is not delegated to any other person.

The Committee annually reviews and resets the compensation of the Company’s executive officers taking into account, among other factors, years of service; level of experience; areas of responsibility; the annual rate of inflation; the Company’s operating performance; individual performance; and total compensation opportunities relative to compensation opportunities of other members of management of the Company and its subsidiaries. The Board of Directors conducts an annual review of director compensation, taking into account recommendations from the Committee with respect to equity-based plans in which directors participate. The Committee and the Board consider recommendations from senior management in the course of their review. Neither the Committee nor the Board has retained compensation consultants to assist it in determining the amount or form of compensation for executive officers or directors.

The Compensation Committee held three meetings during 2009.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee is appointed by the Board to identify individuals qualified to become Board members; assist the Board in reviewing the independence, skills and characteristics of Board members as well as the size and composition of the Board; recommend to the Board the director nominees for the next annual meeting of shareholders; recommend to the Board nominees for each committee of the Board; and oversee the governance of the Company, including recommending to the Board the Corporate Governance Guidelines for the Company.

While the Committee has not adopted minimum criteria, it considers several qualifications when considering candidates for the Board. The Committee seeks a mix of skills and experience on the part of Board members that will maximize the Board’s effectiveness. Among attributes the Committee takes into account are integrity; leadership and policy making experience; business and financial expertise; government or community service; diversity of experience and of background; and the ability to act in the best interests of all shareholders. In filling open Board positions in 2009, the Committee gave consideration to each of these attributes, including diversity of background and experience, prepared a list of potential candidates, prioritized contacts with the candidates, conducted interviews and selected two new directors whose election was recommended to the Board. The Committee conducts an annual self-evaluation and has determined in connection with past self-evaluations that both its processes and the performance of its functions were appropriate.

Candidates should be committed to representing the long-term interests of all of the shareholders and should not have any interests which conflict with service with the Company. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time.

The Committee will consider candidates recommended by shareholders for consideration as directors on the same basis it evaluates other candidates. Any shareholder wishing to recommend a nominee for consideration should write to the Chairman of the Nominating/Corporate Governance Committee in care of the Company Secretary at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060.

The Nominating/Corporate Governance Committee held four meetings during 2009.

Code of Conduct

The Board of Directors has adopted a Code of Conduct which is applicable to all directors and associates, including executive officers. The Company has posted the Code of Conduct on its website, www.markelcorp.com. The Company intends to disclose any amendments to the Code of Conduct, as well as any waivers for directors or executive officers, by posting such information on its website.

Review of Transactions with Related Persons

Under the Company’s Code of Conduct, any potential conflict of interest that involves a director or executive officer must be approved by the Board of Directors or a designated committee. At this time, all such transactions are reviewed by the Board. In connection with the Board’s review, the Board is advised of the material facts relating to the transaction and makes a determination whether it is in the best interests of the Company to engage in the transaction.

Certain Transactions

Mr. Kirshner’s spouse, son-in-law and sister-in-law are each employed by a Company subsidiary as Executive Producer, Managing Director and Underwriting Manager, respectively. In 2009, total compensation to Mr. Kirshner’s spouse was less than $120,000. Total salary and incentive compensation paid to Mr. Kirshner’s son-in-law and sister-in-law in 2009 were approximately $330,000 and $141,000, respectively.

Mr. Martin was a part-time employee of the Company before he resigned at the end of September 2009 to join the Board and was paid at an annual rate of $125,000 per year. Mr. Martin’s son is employed by a Company subsidiary as director of a business unit. Total salary and incentive compensation paid to Mr. Martin’s son in 2009 was approximately $139,000.

The Company formerly owned a 30% interest in Dominion Citation Group, L.C. (“Dominion”), a limited liability company formed to own and operate a private aircraft. The Company’s investment in Dominion was approximately $294,000. Steven A. Markel also owned a 15% interest in Dominion. Ownership interests in Dominion entitled the member to use of the aircraft for a specified number of hours at rates believed to be more favorable than those generally available in the market. During 2009, Dominion decided to sell the aircraft that it owned due to rising maintenance costs and to wind up its business. The Company received distributions of $94,272 from Dominion following the sale. The Company made total payments of approximately $6,756 to Dominion in 2009.

Compensation Committee Interlocks and Insider Participation

The active members of the Compensation Committee during 2009 were Messrs. Broaddus, Eby and Weinberg. Leslie A. Grandis, formerly a partner in McGuireWoods LLP which provides legal services to the Company, did not participate in any meetings of the Compensation Committee or the Board of Directors in 2009 due to his illness and subsequent death in March 2009. The Company paid McGuireWoods LLP approximately $1,138,000 for services in 2009.

Gary L. Markel is the brother of Anthony F. Markel. Gary Markel & Associates, Inc., an entity controlled by Gary L. Markel, has in the past placed insurance with and on behalf of the Company and its subsidiaries. During 2009, the Company paid Gary L. Markel & Associates, Inc. approximately $205,000 in profit sharing incentive commissions with respect to business placed in 2005 and prior years.

COMMITTEE REPORTS

Report of the Audit Committee

In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and KPMG LLP. The Audit Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board; has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence; and has discussed KPMG’s independence with KPMG. The Audit Committee has considered whether the provision of non-audit services (none of which related to financial information systems design and implementation) by KPMG is compatible with maintaining independence and has discussed with KPMG its independence. Based on the review and discussions described in this Report, and subject to the limitations on its role and responsibilities described below and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

The Audit Committee performs the oversight role assigned to it by the Board of Directors in its charter. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board and for attesting to the effectiveness of the Company’s internal controls. The members of the Audit Committee are not accountants or auditors and rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that the Company’s financial statements have been prepared in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States).

Members of the Audit Committee

Stewart M. Kasen, Chairman, J. Alfred Broaddus, Jr., Lemuel E. Lewis, Jay M. Weinberg

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing in this Proxy Statement. Based upon this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Members of the Compensation Committee

Douglas C. Eby, Chairman, J. Alfred Broaddus, Jr., Jay M. Weinberg

COMPENSATION DISCUSSION AND ANALYSIS

The Company focuses on a business model under which the combination of underwriting profits and investment returns builds shareholder value over the long term. This focus is reflected in the Company’s compensation philosophy and programs. The Company’s objective is for associates, including the Company’s executive officers, to earn reasonable base salaries and benefits, but have the opportunity to earn significant performance incentives based on underwriting profitability or growth in book value per share, which takes into account both the profits earned from underwriting operations and the earnings on the Company’s investment portfolio. An additional feature is a strong emphasis on equity ownership, with the expectation that it will result in associates thinking and managing the Company’s business like owners.

The following discussion examines each of the key elements of compensation, how they are determined, and how they fit within the overall compensation structure.

Base Salary and Benefits

In general, base salary levels for executive officers are set by the Compensation Committee of the Board of Directors at the minimum levels believed to be sufficient to attract and retain qualified executives when considered with other components of the Company’s compensation structure. The Compensation Committee has not retained a compensation consultant to assist it in determining appropriate compensation levels and has not engaged in any formal benchmarking processes. The Committee has instead relied on the general knowledge, experience and good judgment of its members, both with regard to competitive compensation levels and the relative success that has been achieved by the Company. In addition, the Committee takes into account years of service; level of experience; areas of responsibility; the annual rate of inflation; the Company’s operating performance; individual performance; and total compensation opportunities relative to compensation opportunities of other members of management of the Company and its subsidiaries. Because of the significant incentive opportunities available to managers of the Company’s subsidiaries based on operating unit performance, the Committee also evaluates total compensation to executive officers to ensure overall fairness.

No executive officer received a salary increase during 2009. F. Michael Crowley, who joined the Company as President, Markel Specialty in February 2009 received a salary comparable to other executive officers with similar responsibilities.

The Company offers a competitive package of employee welfare benefits, in which executive officers participate on the same basis as other salaried associates. The Company’s Retirement Savings Plan is a defined contribution plan qualified under Sections 401(a) and 401(k) of the Internal Revenue Code (the “Code”). Each of the executive officers other than Mr. Crowley participated in the plan in 2009 and received the maximum Company contribution under the plan ($22,050) for the year. There is no supplemental benefit plan for executive officers with respect to the Retirement Savings Plan or any employee welfare plan.

Until December 31, 2004, the Company provided deferred compensation benefits to Mr. Kirshner and Steven A. Markel in accordance with the terms of their employment contracts, which had been in effect, with some modifications, since 1986. Following the passage of Section 409A of the Code, these arrangements were frozen, and a corresponding increase was made to their base salaries. No new contributions have been made since that date, although the outstanding balances accrue interest at an annual rate of 8% by contract. The deferred compensation benefits payable under these arrangements are unfunded. Mr. Kirshner and Mr. Markel each elected to begin receiving distributions of the deferred compensation during 2009 for personal tax and estate planning reasons.

Incentive Compensation

The Company’s incentive compensation program for executive officers generally consists of two elements—cash incentive compensation paid under the Executive Bonus Plan and Restricted Stock Units issued under the Omnibus Incentive Plan. All executive officers participate in the Executive Bonus Plan. Messrs. Albanese, Crowley, Gayner and Whitt have also received Restricted Stock Unit awards under the Omnibus Incentive Plan. Mr. Kirshner and Steven A. Markel do not participate in the Omnibus Incentive Plan at their request because of both the substantial ownership of Common Stock they already have and their belief that the benefits of Restricted Stock Unit awards to the Company and to the individuals involved were more significant in the case of other members of management. The lack of participation by these executive officers in the Omnibus Incentive Plan is not reflected in higher bonus opportunities under the Executive Bonus Plan.

Mr. Crowley received a grant of 1,761 Restricted Stock Units in February 2009 as a signing incentive. Otherwise, awards to executive officers under both plans have been subject to the achievement of pre-established performance goals.

The performance measure used in both plans for 2009 was the same—growth in book value per share. In the case of all executive officers except Mr. Crowley, the measure was the five-year average of compound growth in book value per share. For Mr. Crowley, targets were set based on 2009 growth in book value per share as he had not previously been employed by the Company. Since his performance target was limited to a single year, payouts for him were capped at 125% of base salary under each plan.

Growth in book value per share over a period of several years has been selected as the primary performance goal under both plans based on a belief that consistent increases in book value will enhance the value of the Company and will, over time, benefit shareholders through higher stock prices. A five-year measurement period has been selected to provide balance between line of sight for actions currently being taken and a long-term perspective in managing the Company’s operations. In addition, using a longer-term measurement period does not encourage the taking of excessive or unnecessary risks in order to earn incentive compensation.

Book value calculations may be modified by the Compensation Committee to reflect transactions not in the ordinary course which may affect book value including, but not limited to, share issuances or conversions, share repurchases, dividends or other distributions affecting book value.

As illustrated in the discussion below and in the tabular and other information under “Executive Compensation,” if the Company achieves excellent performance over a multi-year period, Mr. Kirshner, Steven A. Markel and Mr. Crowley have the potential to receive over two-thirds of their total compensation in the form of incentive compensation, while Messrs. Albanese, Gayner and Whitt have the potential to receive over 80% of their total compensation in the form of incentive compensation. While the Company believes it is important to provide incentive compensation at these levels, it believes it is also important to base it on sustained performance to achieve maximum payouts.

Executive Bonus Plan

The Executive Bonus Plan was approved by shareholders in 2005 and has been submitted for reapproval at the 2010 Annual Meeting. The plan is administered by the Compensation Committee. The Compensation Committee has the power and complete discretion to select eligible employees to receive awards and to determine the type of award and its terms and conditions. Executive officers of the Company who the Compensation Committee determines have contributed or who can be expected to contribute significantly to the Company are eligible to receive awards under the plan.

The plan is designed so that payments will not be subject to the $1,000,000 deduction limit under Section 162(m) of the Code. Awards are subject to the achievement of pre-established performance goals and are administered to comply with the requirements of Section 162(m).

As discussed above, performance goals have related to growth in book value. The Compensation Committee sets the amounts payable under each performance award. For each of the named executive officers, the scale for bonus awards currently used is set forth under “Non-Equity Incentive Plan Awards” on page 24. The executive receives the appropriate payment at the end of the performance period if the performance goals and other terms and conditions of the award are met. Awards are payable in cash. Under the terms of the plan, the aggregate maximum cash amount payable under the plan to any employee in any year cannot exceed the lesser of 250% of base salary or $2,500,000. Any performance award must be made before the 90th day of the period for which the performance award relates and before the completion of 25% of the period.

In addition, while the Executive Bonus Plan caps incentive compensation paid to any individual at the lesser of 250% of base salary or $2,500,000, the Compensation Committee reserves the right to approve supplementary bonuses above those levels in the case of compound growth in book value per share exceeding 20% or other special circumstances. The Committee has also authorized special bonus payments outside the Executive Bonus Plan although it has done so infrequently. For 2009, Mr. Whitt received a special bonus of $100,000 in recognition of his efforts in connection with the Company’s Atlas and One Markel projects, and Mr. Albanese received a special bonus of $400,000 relating to his former services as President of Markel International.

Omnibus Incentive Plan

The Compensation Committee approved performance-based Restricted Stock Unit awards in February 2009 for Messrs. Albanese, Crowley, Gayner and Whitt, as well as other members of management of the Company and its subsidiaries, under the Company’s Omnibus Incentive Plan. Under the awards to Messrs. Albanese, Gayner and Whitt, Restricted Stock Units, expressed in dollars as a percentage of base salary, could be granted based on growth in book value per share of Common Stock averaged for the period from January 1, 2005 to December 31, 2009; for Mr. Crowley, Restricted Stock Units could be awarded based on 2009 growth in book value per share. Each Restricted Stock Unit represents the right to receive one share of Common Stock. The table on page 25 under “Stock Awards” shows the potential value of Restricted Stock Unit grants under the awards, expressed as a percentage of base salary. Awards of Restricted Stock Units are generally administered as performance grants, designed so that payments will not be subject to the $1,000,000 deduction limit under Section 162(m).

Messrs. Albanese, Crowley, Gayner and Whitt have the potential to earn equal amounts of incentive compensation in the form of cash and Restricted Stock Units. Paying a substantial portion of incentive compensation in Restricted Stock Units has the advantage of both increasing the executive officers’ equity ownership in the Company (which is aligned with the Company’s emphasis on equity ownership by associates) and furnishing a retention incentive (i.e., the executive officer must remain employed by the Company in order to be assured of vesting in the stock).

2009 Payouts

The five-year average of the compound growth in book value per share from January 1, 2005 through December 31, 2009 was 11% and for 2009 was 27%. Under the terms of the awards, this would have resulted in a payout of 50% of base salary under the Executive Bonus Plan for Mr. Kirshner, Steven A. Markel, Mr. Albanese, Mr. Gayner and Mr. Whitt and 125% of base salary for Mr. Crowley. Messrs. Albanese, Crowley, Gayner and Whitt would also have received equivalent payouts under the Omnibus Incentive Plan. At the beginning of 2009, however, management had set a non-binding target of a 93% combined ratio as a condition to full bonus payouts. The combined ratio achieved by the Company on a consolidated basis was 95%. (The combined ratio is a measure of underwriting performance and represents the relationship of incurred losses, loss adjustment expenses and underwriting, acquisition and insurance expenses to earned premiums.) Due to this shortfall, management recommended to the Compensation Committee, and the Compensation Committee approved, a cap of 50% of salary on incentive payouts for executive officers; consequently, bonus awards were paid for 2009 only at that level and only under the Executive Bonus Plan.

Stock Ownership Guidelines

The Company places a strong emphasis on equity ownership by executive officers and other members of senior management. The Board of Directors has adopted stock ownership guidelines that require executive officers to acquire and maintain ownership of Common Stock with a value at least equal to five times base salary and other members of senior management to acquire and maintain ownership of Common Stock with a value at least equal to two or three times base salary, depending on position. Newly hired or newly promoted executives are expected to reach these minimum levels of ownership within five years. Shares as to which the economic risks of ownership are hedged are not considered “owned” for this purpose. All persons who were executive officers in 2009 meet or exceed these guidelines, except for Mr. Crowley who joined the Company in 2009.

Perquisites

The Company provides limited perquisites to its executive officers as described in the footnotes to the Summary Compensation Table. The principal perquisite offered to executive officers is the ability to receive investment advisory services from Markel-Gayner Asset Management Corporation, a subsidiary of the Company, at a discounted rate, which the Company believes is an efficient way for the Company to assist executive officers, if they so choose, with management of their personal or family investment portfolios.

Employment Agreements

The Company has entered into employment agreements with each of its executive officers. The material terms of these agreements and the severance benefits payable under various scenarios are described under the heading “Potential Payments Upon Termination or Change in Control.”

Each of the employment agreements provides assurances to the Company with regard to the availability of the executive’s services, provides protection for the Company’s confidential information and trade secrets, and restricts the ability of the executive officers to compete with the Company during their employment and after its termination. In return, the executive officers are provided assurances with regard to salary, other compensation and benefits, as well as severance benefits if their employment is terminated by the Company other than for “cause.” For this purpose, “cause” includes neglect of duties; willful misconduct; conduct that may result in material injury to the reputation of the Company; active disloyalty; inability to maintain or obtain required regulatory approvals; or breach of obligations relating to confidential information, trade secrets or restrictions on competing with the Company.

In addition, Messrs. Albanese, Crowley, Gayner and Whitt are provided additional assurances following a Change in Control. In such a situation, they would receive enhanced severance benefits, but only if their employment were terminated without cause or if they chose to terminate their employment for “Good Reason.” See “Potential Payments Upon Termination or Change in Control” for a description of the benefits payable and for definitions of these terms. This additional “double trigger” protection has been provided to Messrs. Albanese, Crowley, Gayner and Whitt because they are considered more vulnerable in a Change in Control context due to their positions with the Company, their relative levels of equity ownership and the stage of their careers. The employment agreements for Mr. Kirshner and Steven A. Markel do not include additional Change in Control protections because they are not perceived to be necessary in their cases.

None of the employment agreements with the Company’s executive officers include provisions for tax gross-ups, in respect of the “parachute payment” tax imposed by Section 280G of the Code or otherwise.

Tax and Accounting Treatment

Section 162(m) of the Code imposes a $1,000,000 limit on the amount of U. S. compensation that will be deductible for U. S. tax purposes by the Company with respect to each of the Chief Executive Officer and the four other most highly compensated executive officers. Performance-based compensation (such as Restricted Stock Unit awards and cash incentive payments under the Executive Bonus Plan described above) that meets certain requirements will not be subject to the deduction limit. The Compensation Committee retains discretion to make bonus payments outside of the Executive Bonus Plan or to award grants under the Omnibus Incentive

Plan that will count against the $1,000,000 limit. The Committee did so in the case of Mr. Crowley’s signing incentive (although it is not currently expected that this will result in any non-deductible compensation), and may elect to do so in other circumstances. The Compensation Committee will continue to monitor the impact of the Section 162(m) limit and will attempt to minimize the loss of tax deductions in future years as long as doing so is consistent with its objectives for management compensation.

Compensation expense with respect to Restricted Stock Units under the Omnibus Incentive Plan is fixed for accounting purposes based on the fair value of the award at the grant date, i.e., the date on which the Compensation Committee determines the number of Restricted Stock Units to be awarded. The compensation expense is recognized over the period ending when the awards vest.

EXECUTIVE COMPENSATION

The following table provides compensation information for the Company’s principal executive officer, principal financial officer and other executive officers for services in their capacities as such during 2009 and preceding years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
Alan I. Kirshner	2009	$650,000	-0-	-0-	$325,000	$7,981	$38,728	$1,021,709
Chairman and Chief	2008	$640,288	-0-	-0-	-0-	$7,390	$72,395	$720,073
Executive Officer	2007	$615,385	-0-	-0-	$937,500	$6,842	$49,093	$1,608,820

Steven A. Markel	2009	$600,000	-0-	-0-	$300,000	$27,503	$59,182	$986,685
Vice Chairman	2008	$600,000	-0-	-0-	-0-	$25,466	$61,243	$686,709
	2007	$590,385	-0-	-0-	$900,000	$23,580	$74,301	$1,588,265

Gerard Albanese Chief Underwriting Officer	2009	$400,000	$400,000	$94,000	$200,000	-0-	$112,617	$1,206,617

F. Michael Crowley President, Markel Specialty	2009	$493,846	-0-	$500,000	$267,500	-0-	$3,700	$1,265,046

Thomas S. Gayner	2009	$525,000	-0-	-0-	$262,500	-0-	$27,731	$815,231
Chief Investment Officer	2008	$515,289	-0-	$750,000	-0-	-0-	$27,336	$1,292,625
	2007	$490,385	-0-	$712,500	$750,000	-0-	$42,850	$1,995,735

Richard R. Whitt, III	2009	$475,000	$100,000	-0-	$237,500	-0-	$43,158	$855,658
Chief Financial Officer	2008	$455,577	-0-	$637,500	-0-	-0-	$38,721	$1,131,798
	2007	$413,462	-0-	$592,500	$637,500	-0-	$59,646	$1,703,108

In accordance with applicable rules of the Securities and Exchange Commission, the Summary Compensation Table omits information regarding group life, health, hospitalization and medical reimbursement plans that do not discriminate in scope, terms or operation in favor of executive officers or directors and that are available generally to all salaried employees.

Mr. Albanese received performance-based Restricted Stock Units during 2009 for service as President of Markel International in 2008 before he assumed his present position. Mr. Crowley joined the Company in 2009 and received a stock award in conjunction with the commencement of his employment. See “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End.” The amounts shown in the table under “Stock Awards” are the grant date fair value amounts of the awards made during the years indicated. Awards for Mr. Gayner and Mr. Whitt in 2007 and 2008 related to the achievement of performance goals in 2006 and 2007, respectively. The amounts shown for 2008 and 2007 are different from the amounts shown in our prior proxies due to changes in the rules of the Securities and Exchange Commission.

Non-Equity Incentive Plan Compensation consists of amounts paid under the Company’s Executive Bonus Plan. See “Grants of Plan-Based Awards—Non-Equity Incentive Plan Awards” for a discussion of these payments and to compare amounts actually paid out as reflected in the Summary Compensation Table with potential payouts at various performance levels. Mr. Whitt received a special bonus of $100,000 for 2009 in recognition of his efforts in connection with the Company’s Atlas and One Markel projects, and Mr. Albanese received a special bonus of $400,000 relating to his former services as President of Markel International.

Nonqualified Deferred Compensation Earnings for Mr. Kirshner and Steven A. Markel represent the difference between 8%, the rate at which amounts of deferred compensation previously set aside accrue interest, and 5.72%, which is 120% of the applicable federal long-term rate at the time the obligation was incurred.

All Other Compensation for 2009 includes the following:

•	The Company’s contributions under the Company’s Retirement Savings (401(k)) Plan in the amount of $22,050 for each person named in the Summary Compensation Table except Mr. Crowley.

•

For Mr. Gayner, $1,731, representing the difference between the interest rate charged to him on a loan under the Company’s Stock Purchase Plan Loan Program and 120% of the applicable federal long-term rate at the time the loan was made.

•	Mr. Whitt received bonus shares under the Stock Purchase Plan having a value of $8,673 and sold back unused vacation to the Company for $9,135.

•

Markel-Gayner Asset Management Corporation, a Company subsidiary, provides investment advisory services to the Company and private clients. Directors and executive officers of the Company may receive a 50% discount on the fees charged by Markel-Gayner. The amount of the discount included in All Other Compensation for the following individuals and/or trusts or other entities related to them was as follows: Alan I. Kirshner—$11,994; and Steven A. Markel—$33,411.

•

During 2009, Mr. Albanese received $37,738 in relocation reimbursements (including $13,791 in gross-ups for taxes) and $48,059 in tax equalization payments with respect to his prior service as President of Markel International and his relocation to Richmond, Virginia.

•	The only other perquisites provided were physical examinations, the cost of which did not exceed $4,200 for any individual, and incidental perquisites associated with maintaining an office.

GRANTS OF PLAN-BASED AWARDS

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards*				Estimated Possible Payouts Under Equity Incentive Plan Awards**			All Other Stock Awards: Number of Units (#)		Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Alan I. Kirshner		$325,000	$650,000	$1,625,000
Steven A. Markel		$300,000	$600,000	$1,500,000
Gerard Albanese	2/23/2009	$200,000	$400,000	$1,000,000	$200,000	$400,000	$800,000	347		$93,356
F. Michael Crowley	2/23/2009	$267,500	$535,000	$668,750	$267,500	$535,000	$668,750	1,761	***	$500,000
Thomas S. Gayner	2/23/2009	$262,500	$525,000	$1,312,500	$262,500	$525,000	$1,050,000
Richard R. Whitt, III	2/23/2009	$237,500	$475,000	$1,187,500	$237,500	$475,000	$950,000

*	Payments in excess of 200% of base salary are at the discretion of the Compensation Committee. The Executive Bonus Plan caps awards at 250% of base salary, which is the amount shown under the “Maximum” column. The Compensation Committee reserves the right to approve supplementary bonuses above these levels in the case of compound growth in book value per share exceeding 20% or in other special circumstances.
**	When targets are set for performance-based awards, potential awards are expressed as a percentage of salary (with the reference amount being base salary at year end). The number of units awarded is determined by dividing the dollar amount by the fair market value of Common Stock on the date that the Compensation Committee certifies that the performance goals have been met. Awards in excess of 200% of base salary may be made at the discretion of the Compensation Committee.
***	In connection with Mr. Crowley’s employment by the Company, he was awarded 1,761 Restricted Stock Units, one-third of which vested in December 2009 and one-third of which are scheduled to vest in each of December 2010 and December 2011, assuming he remains employed by the Company.

This table shows all grants of awards under the Company’s incentive plans made during 2009. The “Grant Date Fair Value of Stock Awards” column shows the fair value of awards actually made in 2009 for financial reporting purposes. The remaining columns represent compensation that was potentially payable for 2009.

Amounts shown in the “Non-Equity Incentive Plan Awards” and “Equity Incentive Plan Awards” columns for all executive officers reflect potential payouts for 2009 to each executive officer at threshold, target and maximum performance levels. To compare these potential payouts with amounts actually paid, see the discussion below under “Non-Equity Incentive Plan Awards” and “Stock Awards.”

Non-Equity Incentive Plan Awards

For 2009, all named executive officers were eligible to receive awards under the Company’s Executive Bonus Plan, expressed as a percentage of base salary. In the case of all named executive officers except Mr. Crowley, awards were to be based on the five-year average of the compound growth in book value per share of Common Stock as reflected in the schedule below. The five-year average of the compound growth in book value for the period ending December 31, 2009 was 11%, yielding a bonus of 50% of base salary. Mr. Crowley was eligible for an award based on growth in book value for 2009, with the maximum amount payable being equal to 125% of salary and otherwise consistent with the schedule below. For the reasons set forth in Compensation Discussion and Analysis—Incentive Compensation—2009 Payouts, his award was set at 50% of base salary consistent with the other named executive officers.

Average Compound Growth In Book Value Per Share	Bonus as % of Base Salary under the Plan

Under 11%	0%
11%	50%
12%	60%
13%	70%
14%	80%
15%	90%
16%	100%
17%	125%
18%	150%
19%	175%
20%	200%
21% and above	*

*	Amounts in excess of 200% of base salary may be paid at this performance level in the discretion of the Compensation Committee.

Stock Awards

The Compensation Committee also approved performance-based Restricted Stock Unit awards for Messrs. Albanese, Crowley, Gayner and Whitt under the Omnibus Incentive Plan. Each unit represents the right to receive one share of Common Stock. The schedule below shows potential Restricted Stock Unit grants under the awards, expressed as a percentage of base salary. Potential awards to Messrs. Albanese, Gayner and Whitt were based on growth in book value per share of Common Stock averaged for the period from January 1, 2005 to December 31, 2009; Mr. Crowley was eligible for an award based on growth in book value for 2009, with the maximum amount payable being equal to 125% of salary and otherwise consistent with the schedule below. The Restricted Stock Units are generally subject to a five-year cliff vesting schedule. See “Outstanding Equity Awards at Fiscal Year-End” for additional information on vesting. The five-year average compounded growth in book value was 11%, and the one-year growth in book value was 27%; however, as set forth in Compensation Discussion and Analysis—Incentive Compensation—2009 Payouts, no Restricted Stock Units were awarded.

Average Compound Growth In Book Value Per Share	Restricted Stock Units as % of Base Salary under the Plan

Under 11%	0%
11%	50%
12%	60%
13%	70%
14%	80%
15%	90%
16%	100%
17%	125%
18%	150%
19%	175%
20%	200%
21% and above	*

*	Additional Units, in excess of 200% of base salary, may be awarded at these performance levels in the discretion of the Compensation Committee.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Gerard Albanese	1,149	*	$390,660
F. Michael Crowley	1,174	**	$399,160
Thomas S. Gayner	3,573	***	$1,214,820
Richard R. Whitt, III	2,933	****	$997,220

*	Restricted Stock Units for Mr. Albanese vest in December of the indicated years as follows: 2011-416; 2012-386; and 2013-347.
**	Restricted Stock Units for Mr. Crowley vest in December of the indicated years as follows: 2010-587; and 2011-587.
***	Restricted Stock Units for Mr. Gayner vest in December of the indicated years as follows: 2010-521; 2011-1,447; and 2012-1,605.
****	Restricted Stock Units for Mr. Whitt vest in December of the indicated years as follows: 2010-365; 2011-1,204; and 2012-1,364.

The stock awards reflected in the table for Messrs. Albanese, Gayner and Whitt are Restricted Stock Units under the Company’s Omnibus Incentive Plan awarded for performance in the years 2005-2008. Those for Mr. Crowley are the balance of the stock award he received in conjunction with the commencement of his employment. Values are based on the fair market value of shares of Common Stock on December 31, 2009 ($340.00 per share). The Restricted Stock Units awarded to Messrs. Albanese, Gayner and Whitt provide for “cliff” vesting (i.e., all at once, not ratably) five years after the end of the year for which the award is made; the award made to Mr. Crowley vests ratably over three years. Early vesting, in whole or in part, may occur upon death, disability, retirement, following a change in control and job loss or if the Compensation Committee determines the executive had an approved termination of employment. Even upon early vesting, the shares will generally not be issued until the end of the applicable period. The awards and shares received under them may be subject to forfeiture and/or partial recapture if (i) the executive is terminated for cause; (ii) the executive becomes associated with a business that competes with the Company; or (iii) the Committee determines the executive has engaged in conduct detrimental to the interests of the Company. Holders of Restricted Stock Units are not entitled to receive any dividends before vesting and issuance of the shares underlying the units.

OPTION EXERCISES AND STOCK VESTED

No named executive officers have any outstanding stock options. Restricted Stock Units vested for Messrs. Albanese, Crowley, Gayner and Whitt during the last fiscal year as indicated in the table below. No other named executive officers had Restricted Stock Units vest during the last fiscal year.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Gerard Albanese	159	*	$54,056	*
F. Michael Crowley	587		$196,883
Thomas S. Gayner	-0-	**	-0-	**
Richard R. Whitt, III	145	*	$49,296	*

*	Reflects shares receivable before payment of applicable withholding taxes. After withholding, Mr. Albanese received 107 shares, and Mr. Whitt received 98 shares.
**	1,087 Restricted Stock Units vested for Mr. Gayner in December 2009. He has deferred receipt of the shares issuable in respect of the units. Had receipt not been deferred, he would have received shares having a fair market value on the date of vesting of $369,553, subject to payment of applicable withholding taxes.

NONQUALIFIED DEFERRED COMPENSATION

Name	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at December 31, 2009 ($)
Alan I. Kirshner	$28,003	$166,873	$211,173
Steven A. Markel	$96,502	$328,850	$973,931

Employment agreements between the Company and Mr. Kirshner and Steven A. Markel previously provided for Company contributions to deferred compensation accounts. In response to the adoption of Section 409A of the Code, which among other matters imposes excise taxes on certain types of deferred compensation, the agreements were amended as of January 1, 2005 to eliminate ongoing deferrals while “grandfathering” deferrals made before December 31, 2004. Amounts of deferred compensation previously set aside continue to accrue interest at the rate of 8% per annum compounded annually. The deferred compensation benefit is payable at a time elected by the executive or, failing an election, upon the executive’s death or termination of employment. Payments may be limited to the extent necessary to prevent the payments from becoming non-deductible to the Company under Section 162(m) of the Code. In 2009, Mr. Kirshner and Mr. Markel each elected to begin receiving distributions of the deferred compensation and received the payments set forth under “Aggregate Withdrawals/Distributions in Last Fiscal Year.” The amounts in the “Aggregate Balance” column that represent Company contributions were reported as compensation in the Summary Compensation Table in previous years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has entered into employment agreements with Mr. Kirshner and Steven A. Markel which provide for the employment of those individuals as executive officers. Each agreement has an initial term of one year and is automatically renewed for additional terms of one year unless either party gives 90 days notice of non-renewal. If the Company chooses not to renew, the Company will be deemed to have terminated the executive’s employment without cause.

Each executive has agreed to preserve the confidentiality of the Company’s proprietary data and has also agreed not to compete with the Company for a period of 24 months following termination. Upon an executive’s death or disability, the Company will continue to pay base salary for twelve months. If the agreement is terminated by the Company for cause or voluntarily by the executive, the Company’s obligations under the agreement will terminate. If the agreement is terminated by the Company without cause, the Company will pay the executive his base salary and provide continuing benefits for 24 months from the date of termination (beginning six months after termination if certain provisions of Section 409A of the Code apply). In addition, subject to compliance with the covenants in his employment agreement regarding confidentiality and non-competition, at the end of the 24-month period, the executive will be entitled to receive a lump sum payment equal to twice the amount of bonus, if any, paid to him for the calendar year preceding the year in which termination occurs. The agreements also provide for annual salary reviews, bonuses by the Board of Directors, five weeks of annual vacation and participation in health, 401(k) and other benefit plans available to all U.S. employees.

The Company has entered into similar agreements with Messrs. Albanese, Crowley, Gayner and Whitt, with differences principally in the duration of the non-competition provision (which extends for twelve months), in termination compensation, and in the absence of any provision for deferred compensation.

These agreements provide for the payment of salary and benefits for twelve months if the executive’s employment is terminated without cause or, following a Change in Control, the executive voluntarily terminates employment for Good Reason. Following a Change in Control, in the case of either termination without cause or voluntary termination for Good Reason but subject to compliance with the covenants in his employment agreement regarding confidentiality and non-competition, the executive will also be entitled to receive a lump sum payment at the end of the 12-month period equal to the amount of bonus, if any, paid to him for the calendar year preceding the year in which termination occurs.

For these purposes “Good Reason” means a material decrease in the executive’s base salary; a material reduction in duties or responsibilities; a material breach of the agreement by the Company; or a change by more than 50 miles in the location from which the executive is expected to perform his duties.

“Change in Control” means generally the liquidation or dissolution of the Company; the acquisition of 20% or more of the Company’s outstanding shares; a business combination involving the Company; or a change in a majority of the incumbent Board of Directors of the Company, in each case unless the owners of 50% or more of the Company’s outstanding voting securities before the transaction remain the owners of 50% or more of the outstanding voting securities of the Company or other resulting entity following a transaction.

The estimated payments and benefits that would be provided upon termination under the various scenarios set forth above are quantified in the following table, assuming termination of employment took place on December 31, 2009. If the executive breached the covenants in his employment agreement regarding competition or confidential information, the Company would not be obligated to continue making payments.

Name	Death or Disability	Termination for Cause or Voluntary Termination by Executive	Termination without Cause	Termination for Good Reason After Change in Control*
Alan I. Kirshner
Payments	$650,000	-0-	$1,300,000	N/A
Benefits	-0-	-0-	$16,678

Steven A. Markel
Payments	$600,000	-0-	$1,200,000	N/A
Benefits	-0-	-0-	$16,678

Gerard Albanese
Payments	$400,000	-0-	$400,000	$400,000
Benefits	-0-	-0-	$8,339	$8,339

F. Michael Crowley
Payments	$535,000	-0-	$535,000	$535,000
Benefits	-0-	-0-	$8,339	$8,339

Thomas S. Gayner
Payments	$525,000	-0-	$525,000	$525,000
Benefits	-0-	-0-	$8,339	$8,339

Richard R. Whitt, III
Payments	$475,000	-0-	$475,000	$475,000
Benefits	-0-	-0-	$8,339	$8,339

*	If Messrs. Albanese, Crowley, Gayner and Whitt were terminated without cause following a Change in Control, they would receive payments as described in this column.

Messrs. Albanese, Crowley, Gayner and Whitt have received Restricted Stock Unit awards under the Company’s Omnibus Incentive Plan that have not yet vested. If, within twelve months following a Change in Control, their employment were terminated involuntarily or they voluntarily terminated employment for Good Reason, all outstanding terms and conditions on the Restricted Stock Units would be deemed fully satisfied and vested. See “Outstanding Equity Awards at Fiscal Year- End” for a summary of outstanding Restricted Stock Units at December 31, 2009.

In addition, under the circumstances described above, all outstanding Performance Grants under the Omnibus Incentive Plan would be deemed fully earned. At December 31, 2009, that would have resulted in the issuance of shares of Common Stock to Mr. Albanese worth $800,000; to Mr. Crowley worth $668,750; to Mr. Gayner worth $1,050,000; and to Mr. Whitt worth $950,000.

Equity Compensation Plan Information

The following table presents information as of December 31, 2009 with respect to compensation plans under which shares of the Company’s Common Stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (including Restricted Stock Units)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans[a]
Equity Compensation Plans Approved by Shareholders	27,357	[b]	$0	176,864	[c]
Equity Compensation Plans Not Approved by Shareholders	0		$0	0

Total	27,357		$0	176,864

[a]	This column excludes shares to be issued in respect of outstanding Restricted Stock Units under the Omnibus Incentive Plan (see note b).
[b]

The Company has no outstanding options, warrants or rights under the Omnibus Incentive Plan. Amounts reported represent shares to be issued in respect of outstanding or vested Restricted Stock Units under the Omnibus Incentive Plan.

[c]	Includes 105,990 shares of Common Stock eligible for issuance under the Omnibus Incentive Plan and 70,874 shares available for issuance or purchase on the open market under the Stock Purchase Plan.

OTHER MATTERS

The Board of Directors knows of no other matters which will be brought before the meeting. However, if any other matters are properly presented, or if any question arises as to whether any matter has been properly presented and is a proper subject for shareholder action, the persons named as proxies in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR NEXT MEETING

Any shareholder desiring to make a proposal to be acted upon at the 2011 Annual Meeting of Shareholders must present the proposal to the Company at its principal executive offices in Glen Allen, Virginia, no later than November 19, 2010 in order for the proposal to be included in the Company’s proxy materials. Any such proposal should meet the applicable requirements of the Exchange Act and the rules and regulations thereunder.

In addition, any shareholder otherwise wishing to bring a matter (other than the nomination of a director) before the annual meeting must give notice in writing to the Secretary of the Company, by registered or certified United States mail, delivered by February 9, 2011. The notice must set forth as to each matter to be brought before the meeting (i) a brief description of the business to be brought before the meeting, including the complete text of any resolutions to be presented for a vote; (ii) the name and address of record of the shareholder making the proposal; (iii) the number of shares of Common Stock beneficially owned by the shareholder; and (iv) any material interest of the shareholder in the business to be brought before the meeting. Any matter brought before the meeting of shareholders other than in compliance with these procedures may be ruled out of order by the chairman of the meeting.

Any shareholder wishing to nominate a director at the 2011 Annual Meeting must give notice in writing of the proposed nomination to the Secretary of the Company, by registered or certified United States mail, delivered not less than 60 days in advance of the meeting (except that, if public disclosure of the meeting is made less than 70 days before the meeting, the notice must be delivered within ten days following such public disclosure). The notice must set forth (i) the name and address of record of the shareholder making the nomination and the name and address of the nominee(s); (ii) the number of shares of Common Stock beneficially owned by the shareholder; (iii) a description of all arrangements or understandings between or among the shareholder and each nominee and any other person or persons (naming such person or persons) in accordance with which the nomination is being made by the shareholder; (iv) information regarding each nominee equivalent to that required to be included in a proxy statement filed under the rules of the Securities and Exchange Commission if the nominee had been nominated by the Board of Directors; and (v) a consent of the nominee to serve as a director, if elected. Any nomination brought before the meeting other than in compliance with these procedures may be ruled out of order by the chairman of the meeting.

By Order of the Board of Directors

D. Michael Jones

Secretary

March 19, 2010

ANNUAL MEETING OF SHAREHOLDERS OF

MARKEL CORPORATION

May 10, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting, Proxy Statement and Annual Report to Shareholders

are available at http://www.markelcorp.com/proxymaterials

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

¡	21030300000000000000 4	051010

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:			FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:

m  J. Alfred Broaddus, Jr.

m  Douglas C. Eby

m  Stewart M. Kasen

m  Alan I. Kirshner

m  Lemuel E. Lewis

m  Darrell D. Martin

m  Anthony F. Markel

m  Steven A. Markel

m  Jay M. Weinberg

m  Debora J. Wilson

		2. To ratify the selection of KPMG LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the year ending December 31, 2010.	☐	☐	☐
		3. To approve performance criteria under the Markel Corporation Executive Bonus Plan.	☐	☐	☐

4.       In their discretion, on such other matters as may properly come before the meeting, or, if any nominee listed in Proposal 1 above is unable to serve for any reason, to vote or refrain from voting for a substitute nominee or nominees.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

This proxy when properly executed will be voted as directed. WHERE NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¡		¡

☐	¡

MARKEL CORPORATION

Proxy Solicited on Behalf of the Board of Directors for

Annual Meeting of Shareholders to be Held May 10, 2010

The undersigned, having received the Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated March 19, 2010, hereby appoints Alan I. Kirshner, Anthony F. Markel and Steven A. Markel (each with power to act alone) as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as directed below, all the shares of Common Stock of Markel Corporation held of record by the undersigned on March 2, 2010, at the Annual Meeting of Shareholders to be held on May 10, 2010, and any adjournment thereof.

(Please date and sign on the reserve side.)

¡	14475	¡

*** Exercise Your Right to Vote ***

IMPORTANT NOTICE Regarding the Availability of Proxy Materials

MARKEL CORPORATION

BROKER LOGO HERE
Return Address Line 1 Return Address Line 2 Return Address Line 3 51 MERCEDES WAY EDGEWOOD NY 11717
Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

Meeting Information
Meeting Type: Annual Meeting
For holders as of: March 02, 2010
Date: May 10, 2010 Time: 4:30 PM EST
Location: Jefferson Hotel
Franklin & Adams Streets Richmond VA

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

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—  Before You Vote  —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Annual Report          2. Notice & Proxy Statement

How to View Online:

Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:             www.proxyvote.com

2) BY TELEPHONE:        1-800-579-1639

3) BY E-MAIL*:                sendmaterial@proxyvote.com

*   If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 26, 2010 to facilitate timely delivery.

— How To Vote — Please Choose One of The Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

Internal Use Only

Voting items
The Board of Directors recommends you vote FOR the following proposal(s):
1.	Election of Directors
Nominees
1	J. Alfred Broaddus, Jr.	3	To approve performance criteria under the Markel Corporation Executive Bonus Plan.
2	Douglas C. Eby
3	Stewart M. Kasen
4	Alan I. Kirshner
5	Lemuel E. Lewis
6	Darrell D. Martin
7	Anthony F. Markel
8	Steven A. Markel
9	Jay M. Weinberg
10	Debora J. Wilson
The Board of Directors recommends you vote FOR the following proposal(s):
2	To ratify the selection of KPMG LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the year ending December 31, 2010.
Broadridge Internal Use Only
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Voting items Continued
Reserved for Broadridge Internal Control Information

NOTE:

In their discretion, the appointed proxies may vote or refrain from voting on such other matters as may properly come before the meeting, or, if any nominee listed in Proposal 1 above is unable to serve for any reason, may vote or refrain from voting for a substitute nominee or nominees.

Voting Instructions

THIS SPACE RESERVED FOR LANGUAGE PERTAINING TO BANKS AND BROKERS AS REQUIRED BY THE NEW YORK STOCK EXCHANGE

Broadridge Internal Use Only

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